UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2016

HUBBELL INCORPORATED
(Exact name of registrant as specified in its charter)

CONNECTICUT	1-2958	06-0397030
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
40 Waterview Drive Shelton, Connecticut		6484
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (475) 882-4000
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 6, 2016, the Board of Directors (the “Board”) of Hubbell Incorporated (the “Company”) amended and restated the Hubbell Incorporated 2005 Incentive Award Plan (as amended and restated, the “Plan”) to remove the single-trigger change-in-control vesting provision.

Pursuant to this amendment, awards granted under the Plan on or after December 6, 2016 will no longer automatically become vested and payable upon the occurrence of a change in control (as defined in the Plan). Instead, upon a change in control an award granted on or after December 6, 2016 (other than any portion subject to performance-based vesting) will continue in effect or be assumed or substituted by a successor corporation, unless the Committee (as defined in the Plan) elects to terminate an award or cause such award to become fully vested. The portion of such award subject to performance-based vesting will be subject to the terms and conditions of the applicable award agreement and, in the absence of applicable terms and conditions, the Committee’s discretion. If an award continues in effect or is assumed or substituted and a participant incurs a termination of employment or service without cause upon or within twelve (12) months following the change in control, then such award will become fully vested. If a successor corporation refuses to assume or substitute an award, the Committee may cause such award to terminate in exchange for cash, rights or other property or cause such award to become fully exercisable immediately prior to the consummation of such change in control.

The foregoing description of the amendments contained in the Plan is qualified in its entirety by reference to the full text of the Plan, which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

ITEM 9.01 Financial Statements and Exhibits.

EXHIBIT NO.	DOCUMENT DESCRIPTION
10.1	Amended and Restated Hubbell Incorporated 2005 Incentive Award Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUBBELL INCORPORATED

By:	/s/ Megan C. Preneta
	Name:	Megan C. Preneta
	Title:	Corporate Secretary and Associate General Counsel

Date: December 12, 2016

EXHIBIT INDEX

EXHIBIT NO.	DOCUMENT DESCRIPTION
10.1	Amended and Restated Hubbell Incorporated 2005 Incentive Award Plan